EXHIBIT 99.1

FOR RELEASE: Thursday, October 20, 2016 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED SEPTEMBER 30, 2016

Shreveport, Louisiana – October 20, 2016 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2016 of $1.0 million, an increase of $61,000, or 6.5%, compared to net income of $941,000 reported for the three months ended September 30, 2015. The Company's basic and diluted earnings per share were $0.55 and $0.53, respectively, for the three months ended September 30, 2016 compared to basic and diluted earnings per share of $0.49 and $0.47, respectively, for the quarter ended September 30, 2015.

The increase in net income for the three months ended September 30, 2016 resulted primarily from an increase of $279,000, or 8.8%, in net interest income and a $206,000, or 22.6%, increase in non-interest income, partially offset by a $142,000, or 5.4%, increase in non-interest expense, a $235,000, or 361.5%, increase in the provision for loan losses, and a $47,000, or 10.4%, increase in the provision for income tax expense. The increase in net interest income for the three months ended September 30, 2016 was primarily due to a $250,000, or 6.5%, increase in total interest income, and a decrease of $29,000, or 4.3%, in aggregate interest expense primarily due to a decrease in the average interest rate paid on deposits.  The Company's average interest rate spread was 3.60% for the three months ended September 30, 2016 compared to 3.45% for the three months ended September 30, 2015. The Company's net interest margin was 3.78% for the three months ended September 30, 2016, compared to 3.65% for the three months ended September 30, 2015. The increase in the average interest rate spread on a comparative quarterly basis was primarily the result of an increase of six basis points in average yield on interest-earning assets.  The increase in net interest margin was primarily the result of a higher average volume of interest-earning assets for the three months ended September 30, 2016 compared to the prior year quarterly period.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2016		2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$306,546	5.08%	$284,158	5.12%
Investment securities	57,052	1.38	43,970	1.82
Interest-earning deposits	2,663	0.64	20,346	0.17
Total interest-earning assets	$366,261	4.47%	$348,474	4.41%

Interest-bearing liabilities:
Savings accounts	$29,547	0.43%	$20,169	0.35%
NOW accounts	36,181	0.56	35,172	0.87
Money market accounts	47,909	0.32	47,701	0.32
Certificates of deposit	134,340	1.25	145,756	1.30
Total interest-bearing deposits	247,977	0.87	248,798	0.97
Other borrowings	400	3.33	--	--
FHLB advances	45,856	0.83	30,371	0.82
Total interest-bearing liabilities	$294,233	0.87%	$279,169	0.96%

          The $206,000 increase in non-interest income for the three months ended September 30, 2016 compared to the prior year quarterly period was due to an increase of $110,000 in gain on sale of real estate, $73,000 in gain on sale of loans, and an increase of $29,000 in service charges on deposit accounts, partially offset by a decrease of $3,000 in other non-interest income and income on bank owned life insurance.  The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $142,000 increase in non-interest expense for the three months ended September 30, 2016 compared to the same period in 2015, is primarily attributable to increases of $68,000 in occupancy and equipment expense, $25,000 in data processing expense, $16,000 in loan and collection expense, $15,000 in legal fees, $14,000 in compensation and benefits expense, $11,000 in advertising expense, $4,000 in franchise and bank share tax expense, and $2,000 in audit and examination fees and other non-interest expense. The increases were partially offset by a decrease of $15,000 in deposit insurance premiums.

At September 30, 2016, the Company reported total assets of $389.5 million, an increase of $7.8 million, or 2.1%, compared to total assets of $381.7 million at June 30, 2016. The increase in assets was comprised primarily of increases in investment securities of $6.4 million, or 12.2%, from $52.5 million at June 30, 2016 to $58.9 million at September 30, 2016, loans held-for-sale of $3.1 million, or 25.7%, from $11.9 million at June 30, 2016 to $15.0 million at September 30, 2016,  and an increase in cash and cash equivalents of $1.5 million, or 31.7%, from $4.8 million at June 30, 2016 to $6.3 million at September 30, 2016.   These increases were partially offset by a decrease in loans receivable, net of $3.2 million, or 1.1%, from $290.8 million at June 30, 2016 to $287.6 million at September 30, 2016.  The increase in held-to-maturity securities was due to a security purchase in August 2016 for $10.5 million.  We chose to place the security in held-to-maturity in order to help maintain liquidity levels.  The increase in loans held-for-sale results primarily from an increase at September 30, 2016 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Quarter Ended September 30,
	2016	2015	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$37,139	$31,490	17.9%
Commercial — real estate secured:
Owner occupied	25,852	9,143	182.8%
Non-owner occupied	2,381	268	788.4%
Multi-family residential	774	10	7,640.0%
Commercial business	7,462	7,714	(3.3)%
Land	3,506	306	1,045.8%
Construction	3,332	5,884	(43.4)%
Home equity loans and lines of credit and other consumer	2,248	1,846	21.8%
Total loan originations	$82,694	$56,661	45.9%
Loans sold	$(28,650)	$(30,261)	(5.3)%

Included in the $3.3 million and $5.9 million of construction loan originations for the three months ended September 30, 2016 and 2015, respectively, are approximately $3.1 million and $5.8 million, respectively, of one- to four-family residential construction loans and $258,000 and $135,000, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

              Total liabilities increased $7.3 million, or 2.1%, from $338.3 million at June 30, 2016 to $345.6 million at September 30, 2016 primarily due to an increase in total deposits of $11.5 million, or 4.0%, to $299.3 million at September 30, 2016 compared to $287.8 million at June 30, 2016, partially offset by a decrease in advances from the Federal Home Loan Bank of $5.4 million, or 11.3%, to $42.3 million at September 30, 2016 compared to $47.7 million at June 30, 2016.  The increase in deposits was primarily due to an $8.1 million, or 20.6%, increase in non-interest bearing demand deposits from $39.3 million at June 30, 2016 to $47.4 million at September 30, 2016, a $6.8 million, or 5.1%, increase in certificates of deposit from $132.5 million at June 30, 2016 to $139.3 million at September 30, 2016, and a $1.3 million, or 4.5%, increase in savings deposits from $29.0 million at June 30, 2016 to $30.3 million at September 30, 2016, partially offset by a decrease of $3.0 million, or 7.9%, in NOW accounts from $37.8 million at June 30, 2016 to $34.8 million at September 30, 2016 and a decrease of $1.7 million, or 3.5%, in money market deposits from $49.2 million at June 30, 2016 to $47.5 million at September 30, 2016. At September 30, 2016, the Company had $13.0 million in brokered deposits compared to $8.2 million at June 30, 2016. We made a purchase of $5.8 million in new brokered deposits in September 2016 to replace some brokered deposits that had matured during the previous twelve months. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.

At September 30, 2016, the Company had $1.1 million of non-performing assets compared to $114,000 of non-performing assets at June 30, 2016 consisting of four single-family residential loans and one land loan at September 30, 2016 compared to two single family residential loans at June 30, 2016. At September 30, 2016, the Company had three single family residential loans, one commercial real estate loan, one land loan, and nine commercial business loans to one borrower classified as substandard compared to two single family residential loans, one commercial real estate loan and nine commercial business loans to one borrower at June 30, 2016. There were no loans classified as doubtful at September 30, 2016 or June 30, 2016.  Subsequent to the quarter ended September 30, 2016, we became aware that the single borrower related to the nine commercial business loans in the aggregate amount of $2.0 million that were classified as substandard filed for Chapter 11 (reorganization) bankruptcy protection in October 2016.  We are continuing to monitor these credits and presently believe that our allowance for loan losses at September 30, 2016 is adequate.  No additional losses are currently anticipated with respect to these loans.

Shareholders' equity increased $581,000, or 1.3%, to $44.0 million at September 30, 2016 from $43.4 million at June 30, 2016.  The primary reasons for the increase in shareholders' equity from June 30, 2016 were net income of $1.0 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $161,000, and proceeds from the issuance of common stock from the exercise of stock options of $39,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $177,000, acquisition of Company stock of $247,000, and a decrease in the Company's accumulated other comprehensive income of $198,000.

The Company repurchased 9,998 shares of its common stock under its stock repurchase program during the quarter ended September 30, 2016 at an average price per share of $22.63. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares to commence after the completion of the sixth stock repurchase program.  As of September 30, 2016, there were a total of 21,813 shares remaining for repurchase under the sixth stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.

                Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2016	June 30, 2016
	(Unaudited)
ASSETS

Cash and cash equivalents	$6,265	$4,756
Securities available for sale at fair value	46,109	50,173
Securities held to maturity (fair value September 30, 2016: $12,750; June 30, 2016: $2,349)	12,838	2,349
Loans held-for-sale	14,980	11,919
Loans receivable, net of allowance for loan losses (September 30, 2016: $3,137; June 30, 2016: $2,845)	287,634	290,827
Premises and equipment, net	12,060	12,366
Other assets	9,656	9,311

Total assets	$389,542	$381,701

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$299,325	$287,822
Advances from the Federal Home Loan Bank of Dallas	42,301	47,665
Other borrowings	400	400
Other liabilities	3,543	2,422

Total liabilities	345,569	338,309

Shareholders' equity	43,973	43,392

Total liabilities and shareholders' equity	$389,542	$381,701

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2016	2015
	(Unaudited)
Interest income
Loans, including fees	$3,894	$3,636
Investment securities	5	6
Mortgage-backed securities	192	195
Other interest-earning assets	4	8
Total interest income	4,095	3,845
Interest expense
Deposits	540	605
Other Borrowings	3	--
Federal Home Loan Bank borrowings	95	62
Total interest expense	638	667
Net interest income	3,457	3,178
Provision for loan losses	300	65
Net interest income after provision for loan losses	3,157	3,113

Non-interest income
Gain on sale of loans	798	725
Gain on sale of real estate	110	-
Income on Bank Owned Life Insurance	37	40
Service charges on deposit accounts	163	134
Other income	10	13
Total non-interest income	1,118	912

Non-interest expense
Compensation and benefits	1,722	1,708
Occupancy and equipment	307	239
Data processing	155	130
Audit and examination fees	52	50
Franchise and bank shares tax	95	91
Advertising	72	61
Legal fees	81	66
Loan and collection	99	83
Deposit insurance premium	45	60
Other expenses	147	145

Total non-interest expense	2,775	2,633

Income before income taxes	1,500	1,392
Provision for income tax expense	498	451

NET INCOME	$1,002	$941

EARNINGS PER SHARE
Basic	$0.55	$0.49
Diluted	$0.53	$0.47

	Three Months Ended
	September 30,
	2016	2015

Selected Operating Ratios(1):
Average interest rate spread	3.60%	3.45%
Net interest margin	3.78%	3.65%
Return on average assets	1.02%	1.01%
Return on average equity	8.58%	8.21%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.29%	0.08%
Allowance for loan losses as a percent of non-performing loans	278.95%	904.15%
Allowance for loan losses as a percent of total loans receivable	1.08%	0.96%

Per Share Data:
Shares outstanding at period end	1,959,419	2,100,241
Weighted average shares outstanding:
Basic	1,812,578	1,927,478
Diluted	1,877,509	1,991,140
Tangible book value at period end	$22.44	$20.96

____________
(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145